EXHIBIT 23.1

MICHAEL GILLESPIE & ASSOCIATES, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

VANCOUVER, WA 98666

206.353.5736

Consent of Independent Registered Public Accounting Firm

To the Shareholders & Board of Directors

Tsinguralli International Corp.

We consent to the use of our report dated August 8, 2022 with respect to the financial statements of  Tsinguralli International Corp as of April 30, 2022 and the related statements of operations, shareholders’ deficit and cash flows for the period from May 6, 2021 (inception) through April 30, 2022.

Michael Gillespie & Associates, PLLC

Vancouver, Washington

August 25, 2022

/S/ Michael Gillespie & Associates, PLLC